Execution Version SECOND AMENDED AND RESTATED COINSURANCE / MODIFIED COINSURANCE AGREEMENT by and between Jackson National Life Insurance Company of New York and Jackson National Life Insurance Company Amended and Restated Effective Date: December 31, 2016 Second Amended and Restated Effective Date: December 31, 2024

2 Table of Contents Articles Page Article I. Definitions ........................................................................................................................4 Article II. Coinsurance; Reinsurer’s Liability .................................................................................8 Article III. Company Separate Accounts .........................................................................................9 Article IV. Premiums; Initial Ceding Commission........................................................................10 Article V. Recoverables .................................................................................................................11 Article VI. Settlement and Reporting ............................................................................................12 Article VII. Reinsured Contract Changes ......................................................................................13 Article VIII. Third Party Reinsurance Agreements .......................................................................14 Article IX. Original Conditions .....................................................................................................14 Article X. Administration; Expense Allowance ............................................................................14 Article XI. Credit for Reinsurance .................................................................................................15 Article XII. Termination and Recapture ........................................................................................17 Article XIII. Arbitration .................................................................................................................18 Article XIV. Insolvency .................................................................................................................19 Article XV. Parties to Agreement ..................................................................................................20 Article XVI. Duty of Cooperation .................................................................................................20 Article XVII. DAC Tax .................................................................................................................20 Article XVIII. General Provisions .................................................................................................21

3 SECOND AMENDED AND RESTATED COINSURANCE / MODIFIED COINSURANCE AGREEMENT This Second Amended and Restated Coinsurance / Modified Coinsurance Agreement (this “Agreement”), effective as of December 31, 2024, is made and entered into by and between Jackson National Life Insurance Company of New York, a life insurance company organized under the laws of New York (the “Company”), and Jackson National Life Insurance Company, a life insurance company organized under the laws of Michigan (the “Reinsurer”). RECITALS WHEREAS, the Company and the Reinsurer entered into that certain Reinsurance Agreement, dated December 31, 2008 (as amended, restated, supplemented and/or modified from time to time), to reinsure certain Guaranteed Minimum Withdrawal Benefit Endorsements included in the Reinsured Contracts (the “Original Reinsurance Agreement”) (capitalized terms used in these recitals and not otherwise defined in these recitals have the respective meanings set forth in Article I); WHEREAS, effective as of the Amended and Restated Effective Time, the Company and the Reinsurer amended and restated the Original Reinsurance Agreement in its entirety (the “A&R Reinsurance Agreement”) to, among other things, (a) revise the scope of the reinsurance provided thereunder to include ninety percent (90%) of the Reinsured Liabilities under the Reinsured Contracts that are variable annuity contracts (such Reinsured Liabilities ceded hereunder prior to the Second Amended and Restated Effective Time, the “Existing VA Liabilities”) and (b) convert the collateral for such reinsurance from 100% credit for reinsurance qualifying trust to a combination of credit for reinsurance qualifying trust and modified coinsurance in respect of the Separate Account Liabilities; and WHEREAS, upon the terms and subject to the conditions set forth herein, effective as of the Second Amended and Restated Effective Time, the Company and the Reinsurer desire to amend and restate the A&R Reinsurance Agreement in its entirety in the form of this Agreement to, among other things, include ninety percent (90%) of the Reinsured Liabilities under the Reinsured Contracts that are registered index-linked annuity contracts (such Reinsured Liabilities in respect of (a) such Reinsured Contracts that are registered index-linked annuity contracts written and issued prior to the Second Amended and Restated Effective Time, the “In-Force RILA Liabilities”) and (b) such Reinsured Contracts that are registered index-linked annuity contracts written or issued by the Company on or after the Second Amended and Restated Effective Time. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, and upon the terms and conditions hereinafter set forth, the Company and the Reinsurer mutually covenant and agree as follows:

4 Article I. Definitions Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below: “Additional Initial Reinsurance Premium” shall have the meaning set forth in Section 4.02. “Agreement” has the meaning set forth in the Preamble. “Amended and Restated Effective Date” shall mean December 31, 2016. “Amended and Restated Effective Time” shall mean 11:59 p.m. on the Amended and Restated Effective Date. “Business Day” shall mean any day other than a Saturday or Sunday or day on which banks in the State of New York or the State of Michigan are permitted or required to be closed. “Ceded Change in Reserves” means, as of any calendar quarter, ninety percent (90%) of the increase/(decrease) in Separate Account Statutory Reserves in respect of Reinsured Contracts that are registered index-linked annuity contracts for such calendar quarter, net of ninety percent (90%) of transfers to/(from) the Company Separate Accounts for payments made to or received from contract holders of the Reinsured Contracts that are registered index-linked annuity contracts for such calendar quarter. “Ceded Return on Assets” means, as of any calendar quarter, ninety percent (90%) of the total accounting result of the assets in respect of Reinsured Contracts that are registered index-linked annuity contracts invested within the Company Separate Accounts (including related investment expenses) to support the Reinsured Liabilities for Reinsured Contracts that are registered index-linked annuity contracts for such calendar quarter. “Closing Date” shall mean the date of the Second A&R Reinsurance Agreement upon which all signatures thereto have been executed. “Code” shall have the meaning set forth in Section 17.01. “Company” shall have the meaning set forth in the Preamble. “Company Separate Accounts” shall have the meaning set forth in Section 3.01. The Company Separate Accounts set forth on Schedule B are the separate accounts established by the Company in connection with the Reinsured Contracts as of the Second Amended and Restated Effective Time. “Cost” shall having the meaning set forth in Section 10.01(b).

5 “Covered Losses” shall mean, with respect to a Reinsured Contract, payments made by the Company pursuant to the terms and conditions of the Reinsured Contract. “Delinquency Rate” shall have the meaning set forth in Section 6.06. “Estimated Year End Report” shall have the meaning set forth in Section 6.08. “Excluded Liabilities” shall have the meaning set forth in Section 2.04. “Existing VA Liabilities” shall have the meaning set forth in the Recitals. “Extra-Contractual Obligations” shall mean all liabilities and obligations for compensatory, consequential, exemplary, punitive or other special or similar damages (including, without limitation, obligations in excess of Reinsured Contract benefits), which relate to or arise in connection with, and any settlement, defense or investigation costs incurred in connection with, any alleged or actual act, error, omission or other event in connection with the handling of any claim under any of the Reinsured Contracts or in connection with the sales, marketing, underwriting, issuance, delivery, cancellation or administration of any of the Reinsured Contracts, in any event whether prior to, at or after the Second Amended and Restated Effective Time. “General Account Liabilities” means Reinsured Liabilities other than the Separate Account Liabilities. “General Account Statutory Reserves” shall mean the aggregate amount of Statutory Reserves of the Company attributable to the General Account Liabilities calculated in accordance with SAP (without giving effect to this Agreement, but with giving effect to the expense allowances recognized in reserves held by the Company in connection with the Company Separate Accounts). “In-Force RILA Liabilities” shall have the meaning set forth in the Recitals. “Laws” shall mean all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, and permits. “Net Modco Adjustment” means, in respect of any calendar quarter, an amount equal to the Ceded Return on Assets less the Ceded Change in Reserves, in each case, as of the end of such calendar quarter.. “Non-Guaranteed Elements” means those features of the Reinsured Contracts that are subject to change at the discretion of the Company and those items set forth in Actuarial Standard of Practice 2-Nonguaranteed Elements for Life Insurance and Annuity Products in effect as of the Second Amended and Restated Effective Time and any successor rules for such Non-Guaranteed Elements in effect from time to time. “Original Reinsurance Agreement” shall have the meaning set forth in the Recitals.

6 “Periodic Reinsurance Premiums” shall have the meaning set forth in Section 4.03. “Quarterly Settlement Period” shall have the meaning set forth in Section 6.03. “Quarterly Settlement Report” shall have the meaning set forth in Section 6.04. “Reinsured Contracts” shall mean (a) (1) all variable annuity contracts (together with any and all endorsements, optional benefits, amendments and riders related thereto) written or issued by the Company on the forms set forth in Schedule A-1 and in force at the Amended and Restated Effective Time and (2) all variable annuity contracts (together with any and all endorsements, optional benefits, amendments and riders related thereto) written or issued by the Company on or after the Amended and Restated Effective Time and (b) (1) all registered index- linked annuity contracts (together with any and all endorsements, optional benefits, amendments and riders related thereto) written or issued by the Company on the forms set forth in Schedule A-2 and in force at the Second Amended and Restated Effective Time and (2) all registered index-linked annuity contracts (together with any and all endorsements, optional benefits, amendments and riders related thereto) written or issued by the Company on or after the Second Amended and Restated Effective Time. “Reinsured Liabilities” shall mean all liabilities and obligations of the Company based on or arising out of the Reinsured Contracts and payable on or after the Second Amended and Restated Effective Time determined without giving effect to the Third Party Reinsurance Agreements, but shall not include the Excluded Liabilities. Without limiting the foregoing, the term “Reinsured Liabilities” shall include, without limitation, any and all of the Company’s liability: (a) For Covered Losses. (b) For returns or refunds of premiums under the Reinsured Contracts; (c) For commission payments and other compensation, if any, payable to or for the benefit of agents and brokers arising on account of premiums received by the Company in respect of the Reinsured Contracts; (d) For contract claims incurred but not reported (“IBNR”) prior to the Amended and Restated Effective Time or in the course of settlement (“ICOS”) as of the Amended and Restated Effective Time; (e) For all liabilities arising out of any changes to the terms or conditions of the Reinsured Contracts mandated by applicable Laws or accepted by the Reinsurer, as provided in Section 7.01; (f) For all unclaimed property liabilities arising under or relating to the Reinsured Contracts; (g) Any assessment paid by the Company to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any

7 jurisdiction allocable to any insurer insolvency related to premiums payable at or after the Amended and Restated Effective Time in respect of the Reinsured Contracts (a “Guaranty Fund Assessment”); (h) Reinsurance premiums owed by the Company under the Third Party Reinsurance Agreements; and (i) All premium tax or similar taxes related to premiums paid to the Company in respect of the Reinsured Contracts. “Reinsurer” shall have the meaning set forth in the Preamble. “Required Amount” shall mean, as of any date of determination, an amount equal to ninety percent (90%) of the General Account Statutory Reserves as of such date of determination. “RILA Separate Accounts” shall have the meaning set forth in Section 3.01. “SAP” shall mean statutory accounting practices prescribed or permitted by the New York Department of Financial Services consistently applied. “Second Amended and Restated Effective Date” shall mean December 31, 2024. “Second Amended and Restated Effective Time” shall mean 11:59 p.m. on the Second Amended and Restated Effective Date. “Separate Account Charges” shall have the meaning set forth in Section 4.03(b). “Separate Account Liabilities” means Reinsured Liabilities to the extent payable out of the Company Separate Accounts. “Separate Account Statutory Reserves” shall mean the aggregate amount of Statutory Reserves of the Company attributable to the Separate Account Liabilities calculated in accordance with SAP (without giving effect to this Agreement, but with giving effect to the expense allowances recognized in reserves held by the Company in connection with the Company Separate Accounts). “Settlement Amount” shall have the meaning set forth in Section 6.04. “Settlement Date” shall have the meaning set forth in Section 6.05. “Statutory Reserves” shall mean, as of any date of determination, the statutory reserves that the Company is required to hold in accordance with SAP (including New York Insurance Regulation 213 or any applicable successor regulation thereto) in respect of the Reinsured Liabilities (without giving effect to this Agreement). For the avoidance of doubt, Statutory Reserves shall be calculated on a standalone basis for the Reinsured Contracts and shall be subject to an asset adequacy analysis as required under New York Regulation 126 and in

8 accordance with the “special considerations” letters issued periodically by the New York State Department of Financial Services. “Terminal Accounting and Settlement” shall have the meaning set forth in Section 12.03. “Third Party Reinsurance Agreements” shall mean the Variable Annuity GMIB Reinsurance Agreement, effective March 1, 2005, between the Company and Chubb Tempest Life Reinsurance Ltd. (formerly named ACE Tempest Life Reinsurance Ltd.)(as amended, restated, supplemented and/or modified from time to time), and the Variable Annuity GMIB Reinsurance Agreement, effective January 1, 2003 between the Company and Chubb Tempest Reinsurance Ltd (formerly ACE Tempest Life Reinsurance Ltd.) (as amended, restated, supplemented and/or modified from time to time), in each case to the extent such Third Party Reinsurance Agreements remain in effect and without regards to whether the Company receives full credit for reinsurance for such reinsurance. “Trust Account” shall have the meaning set forth in Section 11.02. “Trust Account Balance” shall mean, as of any date of determination, the fair market value of the assets in the Trust Account as of such date. “Trust Agreement” shall have the meaning set forth in Section 11.02. “Trustee” shall have the meaning set forth in Section 11.02. “VA Separate Accounts” shall have the meaning set forth in Section 3.01. Article II. Coinsurance; Reinsurer’s Liability Section 2.01 Coinsurance Basis. Subject to the terms and conditions stated herein, the Company hereby cedes to and reinsures with the Reinsurer, and the Reinsurer hereby accepts and reinsures from the Company, ninety percent (90%) of (a) the Existing VA Liabilities, (b) the In-Force RILA Liabilities as of the Second Amended and Restated Effective Time and (c) the Reinsured Liabilities incurred on and after the Second Amended and Restated Effective Time, in each case, on a coinsurance basis with respect to the General Account Liabilities and a modified coinsurance basis with respect to the Separate Account Liabilities. In connection therewith, for the avoidance of doubt, the Existing VA Liabilities shall remain in place and shall not be deemed to have been recaptured or receded. The cession and reinsurance hereunder shall be a continuation of the reinsurance provided under the A&R Reinsurance Agreement, but on the revised terms and conditions set forth herein. This Agreement is an indemnity reinsurance agreement and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.

9 Section 2.02 Reinsured Contract Issuance Licensing Requirements. In no event shall the Reinsurer be liable for reinsurance on a Reinsured Contract unless the issuance of such Reinsured Contract by the Company constituted the transacting of business in a jurisdiction in which the Company was properly licensed. Section 2.03 Termination of Liability. Unless otherwise agreed between the parties in writing, all of the Reinsurer’ s liability with respect to a Reinsured Contract shall terminate as of the earlier of (i) the date on which the Company’s contractual liability for such Reinsured Contract terminates or (ii) the effective date of termination or recapture of this Agreement, and all amounts due the Company under this Agreement with respect to such Reinsured Contract have been paid by the Reinsurer to the Company or been deducted by the Company from the Trust Account. Section 2.04 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, in no event shall the Reinsurer have any liability for or be obligated to indemnify the Company for: (a) Liabilities or losses arising as a result of any non-contractual change to any Reinsured Contract unless such change is mandated by applicable Law or was accepted by the Reinsurer, as provided in Section 7.01; (b) Extra-Contractual Obligations; or (c) “Ex-gratia” payments (i.e., payments that the Company is not legally obligated to make pursuant to a reasonable interpretation of the terms of the Reinsured Contracts). Section 2.05 Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Liabilities hereunder subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the Reinsured Liabilities, as applicable, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims. Section 2.06 Declaration of Non-Guaranteed Elements. During the term of this Agreement, the Company agrees to set the Non-Guaranteed Elements on the Reinsured Contracts and the effective dates thereof taking into account in good faith the recommendation of the Reinsurer with respect thereto unless otherwise prohibited by Law. Article III. Company Separate Accounts Section 3.01 Separate Account Statutory Reserves. (a) For each Reinsured Contract, the amounts to be invested on a variable basis in accordance with the terms of such Reinsured Contract shall be held by the

10 Company in the Company’s variable annuity separate accounts (the “VA Separate Accounts”), and all premiums, deposits and other amounts collected with respect to the Reinsured Contract shall be deposited in the VA Separate Accounts to the extent required to be deposited therein by such Reinsured Contract. The Company shall retain, control and own all assets contained in the VA Separate Accounts and shall hold Separate Account Statutory Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the VA Separate Accounts and such Separate Account Statutory Reserves shall be reported by the Company on its Company Separate Accounts financial statements, consistent with SAP. (b) For each Reinsured Contract, the assets supporting allocations to the index options shall be invested by the Company in the Company’s registered index-linked annuity separate accounts (the “RILA Separate Accounts” and, collectively with the VA Separate Accounts, the “Company Separate Accounts”). The Company shall retain, control and own all assets contained in the RILA Separate Accounts and shall hold Separate Account Statutory Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the RILA Separate Accounts and such Separate Account Statutory Reserves shall be reported by the Company on its Company Separate Accounts financial statements, consistent with SAP. Article IV. Premiums; Initial Ceding Commission Section 4.01 Reinsurance Premiums under Original Reinsurance Agreement and A&R Reinsurance Agreement. The parties agree and acknowledge that the Company paid initial reinsurance premiums and periodic reinsurance premiums with respect to the Original Reinsurance Agreement and the A&R Reinsurance Agreement with respect to the Reinsured Liabilities ceded prior to the Second Amended and Restated Effective Time, and there will be no additional initial reinsurance premium due between the parties with respect thereto as a result of entering into this Agreement except as provided in Section 6.014.02. Section 4.02 Additional Initial Reinsurance Premium. With respect to the additional Reinsured Liabilities reinsured as of the Second Amended and Restated Effective Time hereunder, the Company shall owe to the Reinsurer an amount equal to ninety percent (90%) of: (i) the General Account Statutory Reserves as of the Second Amended and Restated Effective Time, less (ii) the General Account Statutory Reserves ceded to the Reinsurer under the Original Reinsurance Agreement and the A&R Reinsurance Agreement prior to the Second Amended and Restated Effective Time, in each case as reflected in the Company’s Annual Statement for the year ended December 31, 2024 (the “Additional Initial Reinsurance Premium”). Settlement of the Additional Initial Reinsurance Premium shall be made in accordance with Article VI.

11 Section 4.03 Periodic Reinsurance Premiums. As additional consideration for the Reinsurer entering into this Agreement, on each Settlement Date following the Second Amended and Restated Effective Time, the Company shall owe to the Reinsurer the Periodic Reinsurance Premiums with respect to the Reinsured Contracts for the calendar quarter corresponding to such Settlement Date. Settlement of amounts owed under this Section 4.03 shall be made in accordance with Article VI. For purposes of this Agreement, “Periodic Reinsurance Premiums” shall mean, with respect to a given Settlement Date, an amount equal to ninety percent (90%) of the following amounts actually collected (or transferred from the Company Separate Accounts, as applicable) during the calendar quarter corresponding to such Settlement Date: (a) the gross premiums and annuity deposits and other amounts collected on the Reinsured Contracts, net of amounts to be allocated to a Company Separate Account; (b) all mortality and expense risk charges, administrative expense charges, endorsement or rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts, and any other charges, fees and similar amounts received or receivable from the Company Separate Accounts in respect of the Reinsured Contracts (collectively, the “Separate Account Charges”). For the avoidance of doubt, the Separate Account Charges shall include any revenue sharing fees, service fees and distribution fees received or receivable from or in respect of funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended; (c) all amounts that are transferrable from the Company Separate Accounts to the general account of the Company in respect of the Reinsured Contracts, net of amounts that are transferrable from the general account of the Company to the Company Separate Accounts in respect of the Reinsured Contracts; (d) Net Modco Adjustment; and (e) without duplication, all other payments, charges, fees, collections, recoveries and other considerations or payments with respect to the Reinsured Contracts. Section 4.04 Initial Ceding Commission. In consideration of the reinsurance ceded by the Ceding Company to the Reinsurer hereunder in respect of the In-Force RILA Liabilities, on the date hereof, the Reinsurer shall pay the Ceding Company an initial ceding commission in cash in the amount of sixteen million forty-three thousand five hundred fifty one dollars ($16,043,551) on a pre-tax basis. Article V. Recoverables Section 5.01 Recoverables. As additional consideration for the reinsurance provided herein, the Reinsurer shall be entitled to ninety percent (90%) of all of the following amounts received by the Company or the Reinsurer on or after the Second Amended and

12 Restated Effective Time with respect to the Reinsured Contracts (collectively, the “Recoverables”): (a) all reinsurance recoverables received pursuant to the Third Party Reinsurance Agreements; (b) the portion of any Guaranty Fund Assessment attributable to amounts paid by the Reinsurer (based upon the total portion of such recovery attributable to the Reinsured Contracts); or (c) commissions returned by an agent or broker related to a Reinsured Contract. Article VI. Settlement and Reporting Section 6.01 December 31, 2024 Settlement. The Company shall provide a quarterly settlement report to the Reinsurer for the quarter ending on December 31, 2024 in accordance with the terms of the A&R Reinsurance Agreement, and the Company and the Reinsurer shall settle the amount due for such quarter in accordance with the terms of such agreement. Section 6.02 Additional Initial Reinsurance Premium. Within five (5) Business Days of the Closing Date, the Company shall pay to the Reinsurer an amount equal to the Company’s estimate of the Additional Initial Reinsurance Premium. Within thirty (30) days thereafter, the Company shall provide written notice to the Reinsurer of the actual Additional Initial Reinsurance Premium. As soon as practicable thereafter, the parties will adjust the payment to reflect the actual Additional Initial Reinsurance Premium due. Section 6.03 Quarterly Settlement Period. Except for the Additional Initial Reinsurance Premium paid pursuant to Section 6.02, settlement of all amounts due from each party to the other under this Agreement will be on a calendar quarterly basis (the “Quarterly Settlement Period”). Section 6.04 Quarterly Settlement Report. Within ten (10) Business Days after the end of each calendar quarter, the Company shall send to the Reinsurer a quarterly settlement report (the “Quarterly Settlement Report”) substantially in the form of Schedule C, which shall set forth the financial activity under this Agreement for the relevant Quarterly Settlement Period and shall calculate the amount due from the Reinsurer to the Company or the amount due from the Company to the Reinsurer, as the case may be (the “Settlement Amount”). If the Reinsurer has any objection to the Settlement Amount, the Reinsurer shall deliver to the Company written notice of such objection together with any supporting detail concerning its objection. If the Reinsurer does not deliver a notice of objection within five (5) Business Days after receipt of the Settlement Amount calculation, the parties shall be bound by such calculation. If a notice of objection is provided by the Reinsurer to the Company, the parties shall attempt in good faith to resolve the objection between themselves. In the event the

13 parties are not able to reach an agreement within thirty (30) days, all amounts not disputed shall immediately be remitted pursuant to Section 6.05 and the remaining disputed amount shall be submitted to arbitration pursuant to Article XIII. Section 6.05 Remittance. Any positive Settlement Amount on the Quarterly Settlement Report shall be paid by the Company to the Reinsurer by wire transfer or other agreed means. The absolute value of any negative Settlement Amount on the Quarterly Settlement Report shall be paid by the Reinsurer to the Company by wire transfer or other agreed means. The Settlement Amount shall be paid within ten (10) Business Days of the Reinsurer’ s receipt of the Quarterly Settlement Report (the “Settlement Date”) subject to Sections 6.04 and 6.06. Section 6.06 Penalty Interest. Interest shall be calculated from the day following the date such Settlement Amount becomes due and payable to the day such Settlement Amount is received, regardless of holidays and weekends. Any amounts and associated interest penalties that remain unpaid shall be carried forward into the next month’s interest penalty calculation. The rate of interest charged shall be the lesser of (i) Three-Month SOFR plus 250 basis points or (ii) the maximum rate allowed by law in the State of New York (the “Delinquency Rate”). Section 6.07 Net Settlement. Except as otherwise specifically provided herein, all amounts due to be paid to either the Company or the Reinsurer under this Agreement shall be determined and payable on a net basis, giving full effect to Section 18.05 hereof. Section 6.08 Estimated Year End Report. At least ten (10) days prior to the end of each calendar year, the Company shall provide to the Reinsurer the Company’s good faith estimate of the General Account Statutory Reserves as of the end of such calendar year (the “Estimated Year End Report”). Article VII. Reinsured Contract Changes Section 7.01 Reinsured Contract Changes. The Company agrees to give to the Reinsurer at least thirty (30) days’ prior written notice of any proposed change in the terms and conditions or inclusion of additional contracts or endorsements of the Reinsured Contracts. If the Reinsurer objects to the proposed change or inclusion of additional contracts or endorsements, it shall provide to the Company its written objection to the proposed change within the thirty (30) days’ notice period and the Reinsurer shall have no liability for such proposed change or additional contracts or endorsements. If no such objection is provided by the Reinsurer to the Company, the proposed change or additional contracts or endorsements shall be deemed accepted by the Reinsurer and will become subject to the terms and conditions of the Agreement.

14 Article VIII. Third Party Reinsurance Agreements Section 8.01 Third Party Reinsurance. The parties agree and acknowledge that the collectability of reinsurance under the Third Party Reinsurance Agreements shall be at the risk and for the account of the Company and the Reinsurer pro rata in accordance with the coinsurance basis herein. The Company and Reinsurer shall have the benefit of all recoveries under Third Party Reinsurance Agreements as provided for herein. The Company shall not amend, terminate, assign, or commute any Third Party Reinsurance Agreements without the express written consent of the Reinsurer, which shall not be unreasonably withheld, or as otherwise required to comply with applicable Law. Article IX. Original Conditions Section 9.01 Original Conditions. All reinsurance under this Agreement shall be subject to the same terms, rates, conditions and waivers, and to the same modifications, alterations and cancellations as the respective Reinsured Contracts (except that in the event of the insolvency of the Company the provisions of Article XIV of this Agreement shall apply). Article X. Administration; Expense Allowance Section 10.01 Administration. (a) The Parties agree that the Company shall continue to administer the Reinsured Contracts during the term of this Agreement. (b) As consideration for the Company’s continued administration of the Reinsured Contracts, the Reinsurer shall pay to the Company on each Settlement Date an expense allowance equal to ninety percent (90%) of the Company’s Cost to administer the Reinsured Contracts for the calendar quarter corresponding to such Settlement Date. For purposes of this Agreement, “Cost” shall mean charges equal to all expenses, direct and indirect, including compensation, employee benefits, facilities expenses, and licensing fees, reasonably and equitably determined by the Company to be attributable to the Company’s administration of the Reinsured Contracts, including charges paid by the Company to affiliated and third party vendors or licensors. (c) All the books and records pertaining to the Reinsured Contracts shall be made available (including access to appropriate employees and representatives of the Company, so long as such access shall not unreasonably interfere with the regular performance of such employees and representatives duties to the Company) to the Reinsurer, its auditors or other designees, and regulatory agencies, during normal business hours and at any other time on reasonable notice, for review, audit, inspection, examination and reproduction.

15 Article XI. Credit for Reinsurance Section 11.01 Statutory Reserve Credit. The parties intend that the Company shall receive statutory reserve credit for the reinsurance ceded hereunder on a coinsurance basis. The amount of the statutory reserve credit taken with respect to the Reinsured Contracts on a given quarter-end date is intended to be equal to ninety percent (90%) of the General Account Statutory Reserves calculated as of such date for the Reinsured Contracts. The parties further intend that that Reinsurer shall secure such liability hereunder through the Trust Account as described below. Section 11.02 Trust Account. In order to secure the obligations of the Reinsurer hereunder and to enable the Company to receive statutory reserve credit equal to ninety percent (90%) of the General Account Statutory Reserves, the Company and the Reinsurer shall keep and maintain the Amended and Restated Trust Agreement dated December 31, 2008 entered into between the Company, the Reinsurer and a trustee (the “Trust Agreement”) that established a trust account (the “Trust Account”) for the sole benefit of the Company. The Trust Agreement and Trust Account shall at all times comply with all applicable New York insurance laws and regulations. At all times, the trustee (the “Trustee”) (i) shall be a qualified United States financial institution authorized to act as a fiduciary of a trust and (ii) shall not be a parent, subsidiary or affiliate of the Company or the Reinsurer. The Trust Account shall be clearly designated as a segregated account on the books, records and information systems of the Trustee. Section 11.03 Value of Assets in Trust Account. Assets deposited in the Trust Account shall be valued according to their current fair market value, and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender) and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of subsection (a) of Section 1404 of the New York Insurance Law, provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the Company or the Reinsurer. Amounts in the Trust Account shall be invested at the direction of the Reinsurer or Company (or its designed investment advisor) pursuant to the procedures and investment guidelines set forth in the Trust Agreement. Section 11.04 Depositing Assets in Trust. Prior to depositing assets with the Trustee, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations, or any assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity. Section 11.05 Additional Deposit with Trustee. On or prior to the Second Amended and Restated Effective Date, the Reinsurer shall deposit additional assets into the Trust Account such that the fair market value of the assets in the Trust Account on such date are at least equal to the estimate of the Required Amount as of the Second Amended and Restated Effective Time. Within thirty (30) days thereafter, the parties shall determine the actual Required Amount as of the Second Amended and Restated Effective Date. As soon as

16 practicable thereafter, the fair market value of the assets in the Trust Account shall be adjusted to reflect the actual Required Amount as of the Second Amended and Restated Effective Date. Section 11.06 Rebalancing the Trust Account. If, on any Settlement Date, the Trust Account Balance as of the end of the quarter corresponding to such Settlement Date is less than the Required Amount set forth in the Quarterly Settlement Report for such Settlement Date, the Reinsurer shall deposit additional assets into the Trust Account such that the Trust Account Balance is at least equal to the Required Amount set forth in the Quarterly Settlement Report for such Settlement Date. If, on any Settlement Date, the Trust Account Balance as of the end of the quarter corresponding to such Settlement Date is greater than an amount equal to 102% of the Required Amount set forth in the Quarterly Settlement Report for such Settlement Date, the Reinsurer may reduce such excess through the withdrawal of assets from the Trust Account in accordance with the provisions of Section l 1.09(b). Section 11.07 Year End Estimated Rebalancing. Promptly following the Reinsurer’s receipt of the Company’s Estimated Year End Report, but in any event prior to the end of the applicable calendar year, the Reinsurer shall, if applicable, deposit to the Trust Account, in accordance with the terms set forth herein and in the Trust Agreement, additional assets such that the estimated aggregate fair market value of the assets in the Trust Account as of the end of such calendar year (after giving effect to such deposit) shall be not less than the estimated Required Amount as of the end of such calendar year. Alternatively, if the estimated fair market value of the assets held in the Trust Account as of the end of such calendar year exceeds 102% of the estimated Required Amount, the Reinsurer may reduce such excess through the withdrawal of the assets from the Trust Account in accordance with the provisions of Section 11.09(b). Section 11.08 Trust Account Withdrawals. Assets in the Trust Account may be withdrawn by the Company at any time, notwithstanding any other provisions in this Agreement, and shall be utilized and applied by the Company or any successor of the Company by operation of law, including without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency on the part of the Company or the Reinsurer, only for the following purposes: (a) to reimburse the Company for the Reinsurer’s share, under the terms and provisions of this Agreement, of Reinsured Liabilities not yet recovered from the Reinsurer; (b) to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities for Reinsured Contracts. Such account shall include, but not be limited to, amounts for General Account Statutory Reserves; and (c) to pay any other amounts the Company claims are due under this Agreement. Section 11.09 Permitted Withdrawals. The Reinsurer has the right to seek approval from the Company to withdraw from the Trust Account all or any part of the assets

17 contained therein and transfer such assets to the Reinsurer and the Company shall direct the Trustee accordingly, provided: (a) The Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a fair market value equal to the fair market value of the assets withdrawn so as to maintain at all times 102% of the Required Amount; or (b) After such withdrawals and transfer, the fair market value of the Trust Account is no less than 102% of the Required Amount set forth in the latest Quarterly Settlement Report. The Company shall be the sole judge as to the application of this Section 11.09, but shall not unreasonably or arbitrarily withhold its approval. Section 11.10 Excess Withdrawals. The Company shall promptly return to or deposit into the Trust Account (i) any assets withdrawn from the Trust Account in excess of the actual amounts required for Section 11.08(a) or (b), or in the case of Section 11.08(c), any amounts that are subsequently determined not to be due; and (ii) interest payments, at a rate not in excess of the prime rate of interest, on the amounts held pursuant to Section 11.08(b). Section 11.11 Application of this Article XI. All of the foregoing provisions of this Article XI are to be applied without diminution because of the insolvency on the part of either the Company or the Reinsurer. Article XII. Termination and Recapture Section 12.01 Company Recapture. The Company shall have the right to recapture all, but not less than all, of the liabilities ceded to the Reinsurer hereunder upon the occurrence of any of the following events, by providing written notice to the Reinsurer, which recapture shall be effective on the date specified in such notice, which date shall be at least thirty (30) days following the Reinsurer’ s receipt of such notice: (a) The Reinsurer defaults in any material respect in the performance of any of its material obligations under this Agreement and has not cured such default within sixty (60) days of receiving notice from the Company of such default; (b) The Company is unable to take full statutory financial statement credit for the reinsurance provided by this Agreement and the Reinsurer has not taken all steps necessary for the Company to take such credit within five (5) days of receiving notice from the Company of such event (or, if earlier, prior to the end of the calendar quarter during which such event occurred); or (c) The Reinsurer becomes insolvent or has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings, in each case whether voluntary or involuntary, or there has been instituted against the Reinsurer proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in

18 bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations. Section 12.02 Reinsurer Termination. In the event that any undisputed amounts due to the Reinsurer hereunder are not paid when due pursuant to the terms hereof, the Reinsurer may notify the Company in writing of the failure to pay such amounts. The Company will have sixty (60) days within which to pay any such amounts that are in arrears. If all such amounts that are in arrears are not paid by the end of the sixty (60) day period, including any that came to be in arrears during the sixty (60) day period, the Reinsurer will have the right to terminate this Agreement by providing written notice to the Company, which termination shall be effective on the date specified in such notice, which date shall be at least thirty (30) days following the Company’s receipt of such notice. Section 12.03 Payments on Recapture or Termination. In the event of any termination or recapture pursuant to this Article XII, the parties shall effect a net accounting and settlement (the “Terminal Accounting and Settlement”). In connection with the Terminal Accounting and Settlement: (a) The parties shall effect a final Settlement Amount for the final calendar quarter (or portion thereof) of this Agreement; (b) The Reinsurer shall transfer to the Company cash, investment assets reasonably acceptable to the Company or a combination thereof having an aggregate fair market value equal to ninety percent (90%) of the General Account Statutory Reserves as of the effective date of the termination or recapture; and (c) The Company shall retain all cash and investment assets on deposit in the Company Separate Accounts. The Company shall calculate the amounts set forth in (a) and (b) above and provide such calculations to the Reinsurer within thirty (30) days after the effective date of the termination or recapture. The Parties shall settle all amounts calculated under (a) and (b) above on a net basis as soon as practicable thereafter. Following such net settlement, the Trust Agreement shall be terminated and any remaining assets in the Trust Account shall be released to the Reinsurer. The Company shall take all actions reasonably requested by the Reinsurer to permit such termination of the Trust Agreement and release of assets to the Reinsurer. Article XIII. Arbitration Section 13.01 Arbitration. (a) As a condition precedent to any right or action hereunder, any dispute or difference between the Company and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination of this Agreement, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of

19 either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency. (b) Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. Each party shall appoint an individual as arbitrator within thirty (30) days from the date of such notice and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days from the date of such notice, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within fifteen (15) days of the appointment of the second arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots or another agreed method. (c) The arbitrators and umpire shall be present or former officers of life- annuity reinsurance companies or life-annuity insurance companies other than the two parties to this Agreement or any company owned by, or affiliated with, either party. The arbitrators and the umpire shall be disinterested. In addition, the umpire shall be neutral. (d) The arbitration hearings shall be held in New York, New York. The arbitration panel shall apply, and shall make its decision based upon, the written terms and conditions of this Agreement. Custom and usage of the insurance and reinsurance business shall be applied only if the issue cannot be resolved by reference to the written terms and conditions hereof. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in gathering of such facts or data to decide the dispute. (e) Decisions in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction. (f) The jointly incurred costs of the arbitration are to be allocated by the panel. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorney’s fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and shall be deemed a jointly incurred cost and shall be payable as described above. Article XIV. Insolvency Section 14.01 Insolvency. In the event of the insolvency of the Company, payments due the Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the Reinsured Contracts, without diminution because of the insolvency of the Company. It is agreed

20 and understood, however, (i) that in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the Company on any Reinsured Contract within a reasonable time after such claim is filed in the insolvency proceeding and (ii) that during the pendency of such claim Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. It is further understood that any expense incurred by Reinsurer pursuant to this paragraph shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Reinsurer. Article XV. Parties to Agreement Section 15.01 Parties to Agreement. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Notwithstanding the generality of the foregoing, the Reinsurer’s reinsurance pursuant to this Agreement with respect to any of the Reinsured Contracts is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any annuity contract owner, annuitant, claimant or beneficiary under such Reinsured Contracts against the Reinsurer or any legal relationship between such annuity contract owners, annuitants, claimants or beneficiaries and the Reinsurer. Article XVI. Duty of Cooperation Section 16.01 Duty of Cooperation. Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement. Article XVII. DAC Tax Section 17.01 Election. To the extent that Section 848 of the Internal Revenue Code of 1986, as amended, (the “Code”) and corresponding Treasury Regulations Section 1.848- 2 are applicable to the Reinsured Contracts, the Company and the Reinsurer hereby agree to make the election pursuant to Treasury Regulations Section 1.848-2(g)(8). This election shall be effective for all taxable years for which this Agreement remains in effect. (a) The term “party” will refer to either the Company or the Reinsurer, as appropriate. (b) The terms used in this Article XVII are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

21 (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expense with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code. (d) The Company and the Reinsurer agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. (e) The Company will submit a schedule to the Reinsurer by March 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year. (f) The Reinsurer may contest such calculation in Section 17.01(e) above by providing an alternative calculation to the Company in writing within thirty (30) days of the Reinsurer’s receipt of the Company’s calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer’ s federal tax return for the previous taxable year. (g) If the Reinsurer contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous taxable year. If the parties cannot resolve any such dispute, then they agree to arbitrate such dispute as provided herein. (h) The Company and the Reinsurer hereby represent and warrant that they are subject to United States taxation under Subchapter L of Chapter 1 of Subtitle A of the Code. Article XVIII. General Provisions Section 18.01 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent via electronic mail or sent by overnight courier (providing proof of delivery) to the parties at the following address: if to the Company, to: Jackson National Life Insurance Company of New York One Corporate Way Lansing, Michigan 48951 Attention: Chief Actuary Email: steve.binioris@jackson.com

22 with a concurrent copy (which shall not constitute notice to the Company for the purposes of this Section 18.01) to: Jackson National Life Insurance Company of New York 8 Corporate Way Lansing, Michigan 48951 Attention: Corporate Legal Email: mb_corporatelegal@jackson.com if to the Reinsurer, to: Jackson National Life Insurance Company One Corporate Way Lansing, Michigan 48951 Attention: Chief Financial Officer Email: don.cummings@jackson.com with a concurrent copy (which shall not constitute notice to the Reinsurer for the purposes of this Section 18.01) to: Jackson National Life Insurance Company 8 Corporate Way Lansing, Michigan 48951 Attention: Corporate Legal Email: mb_corporatelegal@jackson.com Any party may, by notice given in accordance with this Section 18.01 to the other party, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt. Section 18.02 Governing Law. Subject to the parties’ agreement to arbitration pursuant to Article XII, the Reinsurer agrees to (a) submit itself to the jurisdiction and venue of the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction over a particular matter, the state courts of the State of New York sitting in New York County, and any appellate court from any decision thereof, in any action that may be based upon, arising out of or relating to this Agreement, (b) comply with all requirements necessary to give such court jurisdiction, (c) designate the Superintendent of Insurance or a designated attorney in New York, as the Reinsurer’s agent for service of process in New York in any action, suit, or proceeding instituted by or on behalf of the Company for any matter arising out of this Agreement, and (d) abide by the final decision of such court. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of New York exclusive of the rules with respect to conflicts of laws. Section 18.03 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the Company and the Reinsurer each directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into

23 this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable. Section 18.04 Assignment. This Agreement may not be assigned in whole or in part by either party without the written consent of the other party. Any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns. Section 18.05 Offset. Each party shall have, and may exercise at any time and from time to time, the right to offset or recoup any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party under this Agreement, and may offset or recoup the same against any balance or balances due to the former from the latter under this Agreement; and the party asserting the right of offset or recoupment shall have and may exercise such right whether the balance or balances due to such party from the other are on account of premiums or on account of losses or otherwise, which shall be deemed mutual debts or credits, as the case may be. Section 18.06 Misunderstandings and Oversights. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party’s receipt of such notice. However, this Section 18.06 shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement. Section 18.07 Amendments. This Agreement may only be amended or modified by a written instrument executed by both of the parties hereto. Section 18.08 Entire Agreement. This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire agreement with respect to the reinsurance provided hereunder. There are no understandings between the parties with respect to the subject matter thereof other than as expressed in this Agreement. Section 18.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and may be delivered by facsimile, e-mail of pdf attachment, generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or other electronic means intended to preserve the original graphic or pictorial appearance of a document. Section 18.10 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and

24 headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph or clause. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. All dollar references in this Agreement are to, and all transactions under this Agreement will be, in the currency of the United States. [Remainder of page intentionally blank]

[Signature Page to Second Amended and Restated Coinsurance / Modified Coinsurance Agreement] IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above. JACKSON NATIONAL LIFE INSURANCE OF NEW YORK By: Name: Steve Binioris Title: Senior Vice President & Chief Actuary JACKSON NATIONAL LIFE INSURANCE COMPANY By: Name: Don W. Cummings Title: Executive Vice President & Chief Financial Officer